                                                                    EXHIBIT 99.7

                              CISCO SYSTEMS, INC.
                       STOCK OPTION ASSUMPTION AGREEMENT

                            DESIGNATED OPTIONS UNDER
                         INTEGRATED NETWORK CORPORATION
                1986 STOCK OPTION PLAN OR 1996 STOCK OPTION PLAN

OPTIONEE:

                 STOCK OPTION ASSUMPTION AGREEMENT issued as of the 2nd day of September, 1997 by Cisco Systems, Inc., a California corporation ("Cisco") and Dagaz Technologies, Inc., a Delaware corporation ("Dagaz") and a wholly-owned subsidiary of Integrated Network Corporation ("INC").

                 WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding non-qualified stock options to purchase shares of Dagaz common stock which were originally granted to Optionee under either the INC 1986 Stock Option Plan or the INC 1996 Stock Option Plan (individually, the "Plan," and together, the "Plans") and are evidenced by a Non-Qualified Stock Option Agreement (the "Option Agreement") originally between INC and Optionee.

                 WHEREAS, upon the contribution by INC to Dagaz of all of the properties, assets, rights and obligations related to certain INC technology which occurred on this date but prior to the effectiveness of this Agreement (the "Contribution"), Dagaz assumed all obligations of INC under certain outstanding options under the Plans and issued to the holder of each such specified option an agreement evidencing the assumption of that option by Dagaz (the "Dagaz Assumption Agreement").

                 WHEREAS, Dagaz has this day been acquired by Cisco through the purchase by Cisco of all the outstanding shares of Dagaz common stock (the "Acquisition") pursuant to the Acquisition Agreement dated July 27, 1997, by and between Cisco and INC (the "Acquisition Agreement").

                 WHEREAS, the provisions of the Acquisition Agreement require Cisco to assume all obligations of Dagaz under designated outstanding options under the Plans at the consummation of the Acquisition and to issue to the holder of each such assumed option an agreement evidencing the assumption that option.

                 WHEREAS, pursuant to the provisions of the Acquisition Agreement, the exchange ratio in effect for purposes of such option assumption is 0.1236 share of Cisco common stock ("Cisco Stock") for each outstanding share of Dagaz common stock ("Dagaz Stock") subject to the assumed options (the "Assumption Ratio").

                 WHEREAS, this Agreement is to become effective immediately following the Contribution and upon the consummation of the Acquisition (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options under the applicable Plan which have become necessary by reason of the assumption of those options by Cisco in connection with the Acquisition.

                 NOW, THEREFORE, it is hereby agreed as follows:

                 1. The number of shares of Dagaz Stock subject to the stock options held by Optionee under the applicable Plan immediately prior to the Effective Time (the "Dagaz Options") and the exercise price payable per share are set forth in Exhibit A hereto. Cisco hereby assumes, as of the Effective Time, all the duties and obligations of Dagaz under each of the Dagaz Options. In connection with such assumption, the number of shares of Cisco Stock purchasable under each Dagaz Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of Cisco Stock subject to each Dagaz Option hereby assumed shall be as specified for that option in attached Exhibit A, and the adjusted exercise price payable per share of Cisco Stock under the assumed Dagaz Option shall be as indicated for that option in attached Exhibit A.

                 2. The intent of the foregoing adjustments to each assumed Dagaz Option is to assure that the spread between the aggregate fair market value of the shares of Cisco Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the Effective Time, be substantially equal (except for the effects of rounding) to the spread which existed, immediately prior to the Effective Time, between the then aggregate fair market value of the Dagaz Stock subject to the Dagaz Option and the aggregate exercise price in effect at such time under the Option Agreement, as modified by the Dagaz Assumption Agreement. Such adjustments are also designed to preserve, immediately after the Effective Time, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the Option Agreement, as modified by the Dagaz Assumption Agreement, immediately prior to the Effective Time.

                 3. The following provisions shall govern each Dagaz Option hereby assumed by Cisco, and each such provision shall apply to (a) the Option Agreement, (b) the Dagaz Assumption Agreement and (c) the applicable Plan, as incorporated into the Option Agreement (the "Option Documents"), where applicable:

                                  (a)      Unless the context otherwise
                 requires, all references to the "Company" in the Option Documents shall mean Cisco, all references to "Common Stock" shall mean shares of Cisco Stock, all references to the "Board of Directors" shall mean the Board of Directors of Cisco, and all references to the "Committee" shall mean the Compensation Committee of the Cisco Board of Directors.

                                  (b)      The grant date and the expiration
                 date of each assumed Dagaz Option and all other provisions which govern either the exercise or the





                                       2.

                 termination of the assumed Dagaz Option shall remain the same as set forth in the applicable Option Documents and shall accordingly govern and control Optionee's rights under this Agreement to purchase Cisco Stock.

                                  (c)      Consistent with the terms of the
                 applicable Option Documents, no accelerated vesting of any Dagaz Option shall be deemed to automatically occur by reason of the Acquisition and each assumed Dagaz Option shall remain exercisable in accordance with the same installment exercise schedule in effect under the applicable Option Documents immediately prior to the Effective Time, except that the number of shares of Cisco Stock subject to each such installment shall be adjusted to reflect the Exchange Ratio.

                                  (d) For purposes of applying any and all provisions of the applicable Option Documents relating to Optionee's status as an employee, consultant or director of Dagaz, Optionee shall be deemed to continue in such status as an employee, consultant or director for so long as Optionee renders services as such to Cisco (or any present or future Cisco subsidiary). Accordingly, the provisions of the applicable Option Documents governing the termination of the assumed Dagaz Options upon Optionee's cessation of service as an employee, consultant or director of Dagaz shall hereafter be applied on the basis of Optionee's cessation of employee, consultant or director status with Cisco (or any Cisco subsidiary), and each assumed Dagaz Option shall accordingly terminate, within the designated time period in effect under the applicable Option Documents, following such cessation of service as an employee, consultant or director of Cisco (or any Cisco subsidiary). In accordance with the applicable Option Documents, a change in the status of Optionee's service with Cisco (i.e., as an employee, consultant or director) will not constitute an interruption of continuous status as an employee, consultant or director.

                                  (e)      The adjusted exercise price payable
                 for the Cisco Stock subject to each assumed Dagaz Option shall be payable in any of the forms authorized under the applicable Option Documents. For purposes of determining the holding period of any shares of Cisco Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as Dagaz Stock prior to the Effective Time shall be taken into account.





                                       3.

                                  (f)      In order to exercise each assumed
                 Dagaz Option, Optionee must deliver to Cisco a written notice of exercise in which the number of shares of Cisco Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Cisco Stock and should be delivered to Cisco at the following address:

                                  Cisco Systems, Inc.
                                  170 West Tasman Drive
                                  San Jose, CA 95134
                                  Attention:  Option Plan Administrator

                 4. Except to the extent specifically modified by this Stock Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Effective Time (as modified by the applicable Dagaz Assumption Agreement) shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.





                                       4.

                 IN WITNESS WHEREOF, Cisco Systems, Inc. has caused this Stock Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the _____ day of ____________________, 1997.



                                        CISCO SYSTEMS, INC.


                                        By:
                                           ------------------------------------




                                 ACKNOWLEDGMENT


                 The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Dagaz Options hereby assumed by Cisco Systems, Inc. are as set forth in the Option Agreement, the Dagaz Assumption Agreement, the applicable Plan and such Stock Option Assumption Agreement.


                                           ------------------------------------
                                                OPTIONEE



DATED: __________________, 199_







                                       5.

                                   EXHIBIT A

           Optionee's Outstanding Options to Purchase Shares of Dagaz
                  Technologies, Inc. Common Stock (Pre-Merger)
                                      and
              Optionee's Outstanding Options to Purchase Shares of
                 Cisco Systems, Inc. Common Stock (Post-Merger)